SPECIAL MEETING AND WRITTEN CONSENT OF A MAJORITY OF THE SHAREHOLDERS ELIGIBLE TO VOTE OF

MARIJUANA COMPANY OF AMERICA, INC.

a UTAH CORPORATION

The undersigned, constituting a majority of the shares eligible to vote of Marijuana Company of America, Inc., a Utah Corporation (the “Company”), hereby adopt the following recitals and resolutions by their written consent thereto, effective as of July 1, 2019, hereby waiving all notice of, and the holding of, a meeting of the stockholders to act upon such matters and resolutions, pursuant to Section 16-10a-1006(6) of the Revised Utah Business Corporations Act, and Article II, Sections 3, 8, 11 and 12 of the Company’s By-Laws.

RECITALS

WHEREAS, the Company’s Board of Directors executed a unanimous written consent and resolution on July 1, 2019 authorizing a reverse split of the Company’s common stock, in a ratio equal to 60:1 beneficially owned as of the Record Date of July 1, 2019. The Board considered a Split Pay Date and determined it to be effective not later than July 31, 2019, subject to the Company filed Form 14c with the Securities and Exchange Commission and processing through FINRA;

WHEREAS, the Board of Directors called for a Special Meeting of the stockholders eligible to vote pursuant to Article II, Section 3 of the Company’s By Laws.

WHEREAS, the undersigned constitute 50.52% of the Company’s shares eligible to vote on the request of the Board that the shareholders provide their advice and consent concerning the Company’s reverse split of the Company’s common stock in a ratio of 60:1 shares beneficially owned as of July 1, 2019.

WHEREAS, the undersigned have considered and discussed the benefits and prudence of approving of the proposed 60:1 reverse split of the Company’s common stock;

WHEREAS, after due consideration and deliberation, the shareholders of the Company constituting 50.52% of the shares eligible to vote, hereby grant their advice and consent and,

HEREBY RESOLVE that the undersigned, being a majority of the shareholders eligible to vote of the Company, approve and authorize the 60:1 reverse stock split of the Company’s common shares.

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RESOLVED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing resolutions consistent with the Company’s By Laws, including placing this Written Consent in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent of 50.52% of the Shareholders as of the date first written above.

/s/ Donald Steinberg

Donald Steinberg

Percentage of Issued/Outstanding: 26.58%

/s/ Charles Larsen

Charles Larsen

Percentage of Issued/Outstanding: 23.94%

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